Exhibit 10.11

HEALTHPORT INCORPORATED

First Amendment to Employment Agreement

Dated: December 23, 2008

WHEREAS, HealthPort Incorporated, as successor to Companion Technologies Corporation (the “Company”), and William V.B. Webb (“Executive”) entered into an Executive Employment Agreement, dated January 15, 2007 (the “Agreement”) and

WHEREAS, the Company and Executive now wish to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations and other official guidance promulgated thereunder in accordance with the provisions of Section 15(b) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein.

FIRST: The following provision shall be added as a new Section 16 to the Agreement:

“16. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code, and the rules and regulations promulgated thereunder (‘Code Section 409A’), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a ‘specified employee’ within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a ‘separation from service,’ such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such ‘separation from service’ of the Executive, and (B) the date of the Executive’s death (the ‘Delay Period’) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a ‘separation from service,’ and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(c) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., ‘payment shall be made within thirty (30) days’), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by the Executive of a release of claims, the Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the Executive’s termination of employment. If the foregoing release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent any such cash payment or continuing benefit to be provided is not ‘deferred compensation’ for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately after the date the release is executed and no longer subject to revocation (the ‘Release Effective Date’). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s termination of employment.

(ii) To the extent any such cash payment or continuing benefit to be provided is ‘deferred compensation’ for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60) day following the Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the Executive’s termination of employment.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this section during the period of such delay, provided that the Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section, the Company may reimburse the Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, in each case had such benefits commenced immediately upon the Executive’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(e) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(f) In no event shall any payment under this Agreement that constitutes ‘deferred compensation’ for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(g) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a ‘separation from service’ within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a ‘termination,’ ‘termination of employment’ or like terms shall mean ‘separation from service.”

SECOND: Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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IN WITNESS WHEREOF, the Company and Executive have executed this first amendment to the Agreement as of the date first written above.

HEALTHPORT INCORPORATED

By:	/s/ Gerald L. Hansberger
Name:	GERALD L. HANSBERGER
Title:	ASSISTANT SECRETARY

WILLIAM V.B. WEBB

/s/ WILLIAM V.B. WEBB